Exhibit 99.1

NEWS ANNOUNCEMENT

Ballantyne Strong Announces Chief Financial Officer Transition

OMAHA, Nebraska (July 18, 2014) – Ballantyne Strong, Inc. (NYSE MKT: BTN), a diversified provider of digital technology services, products and solutions, today announced that Nathan D. Legband has been appointed Chief Financial Officer, effective September 2, 2014. Mr. Legband, who has served as Corporate Controller for Ballantyne Strong since June 2012, will replace Mary A. Carstens, who will be retiring on September 2, 2014.

Mr. Legband joined Ballantyne Strong as Corporate Controller in June 2012. In this role, Mr. Legband has been responsible for the preparation of all SEC filings, coordinating internal and external audit functions, implementing forecasting and budgeting processes, and managing the treasury function, among other responsibilities. Prior to joining Ballantyne Strong, Mr. Legband served in a number of finance department positions for West Corporation, a leading provider of technology-enabled communication services, from 2008-2012. During his time at West Corporation, Mr. Legband served as Director of Accounting/Controller for the West Asset Management segment and then Senior Director of Accounting and Financial Analysis for the Communication Services segment. Mr. Legband began his career as an Audit Manager in the Omaha and Denver offices of Deloitte & Touche LLP. Mr. Legband is a CPA and has a Bachelor of Science Degree in Business Administration from Creighton University.

Gary L. Cavey, President and CEO of Ballantyne Strong, commented, “During his time at Ballantyne Strong, Nate has taken on an increasing level of responsibility within our finance department and demonstrated the skills required to be an effective Chief Financial Officer. His experience and understanding of our businesses will be instrumental in maintaining continuity within our operations.

“We would also like to thank Mary Carstens for her years of excellent service to Ballantyne Strong. Mary has indicated that she wants to spend more time with her family and we wish her well in her retirement,” said Mr. Cavey.

“I am looking forward to the opportunity to travel and see more of my family,” said Ms. Carstens. “I am proud of the work we have done to build Ballantyne Strong into a diversified provider of digital technology services, products and solutions. I believe Nate will provide strong leadership for the finance department as Ballantyne continues to execute on its growth initiatives.”

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong designs, integrates, and installs technology solutions for a broad range of applications; develops and delivers out-of-home messaging, advertising and communications; manufactures projection screens and lighting products; and provides managed services including monitoring of networked equipment. The Company focuses on serving the retail, financial, government and cinema markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:

Mary A. Carstens	Tricia Ross
Chief Financial Officer	Financial Profiles
402/453-4444	310/622-8226 or tross@finprofiles.com

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